FOR IMMEDIATE RELEASE

CONTACT:	Chris D. Sammons
Vice President, Investor Relations &
Corporate Communications
225.932.2546
THE SHAW GROUP ANNOUNCES FINANCIAL RESULTS FOR
FOURTH QUARTER AND FISCAL 2006
•	Record backlog of $9.1 billion reflects continued strong end markets.

•	Fourth Quarter and Fiscal Year 2006 Revenues increased 44% and 46%, from prior year revenues, respectively.

•	Operating cash flow totals $163.7 million for fourth quarter.
     Baton Rouge, Louisiana, October 31, 2006 — The Shaw Group Inc. (NYSE: SGR) today announced financial results for its fiscal fourth quarter and fiscal year ended August 31, 2006. Net income for the fourth quarter was $13.0 million, or $0.16 per diluted share, which included a charge of approximately $19.6 million, $11.9 million after taxes, or approximately $0.15 per diluted share, for previously disclosed cost overruns on a domestic clean fuels project and a $1.0 million loss from discontinued operations, after taxes, or $0.01 per diluted share. Excluding the charge on the clean fuels project, net income would have been $24.9 million, or $0.31 per diluted share. In comparison, for the three months ended August 31, 2005, Shaw reported net income of $17.2 million, or $0.22 per diluted share. Revenues for fourth-quarter 2006 were $1,174.5 million compared to $816.8 million in the prior year quarter, a 44% increase. During fourth-quarter 2006, Shaw generated operating cash flow of $163.7 million, compared to $4.2 million in fourth-quarter 2005.
     For the fiscal year ended August 31, 2006, the Company reported net income of $50.9 million, or $0.63 per diluted share, which included a non-cash charge totaling $48.2 million, $29.2 million after taxes, or $0.36 per diluted share, for the previously reported unfavorable ruling on the AES Wolf Hollow litigation. Not including the charge, net income would have been $80.0 million, or $1.00 per diluted share, for fiscal 2006. For the fiscal year ended August 31, 2005, the Company reported net income of $16.0 million, or $0.23 per diluted share, including charges of $47.8 million, $31.1 million after taxes or $0.44 per diluted share for the early retirement of debt and $6.9 million after taxes, or $0.10 per diluted share for the valuation of a deferred tax asset. Excluding the charges in prior year, net income would have been $53.9 million or $0.77 per diluted share. Revenues for the fiscal year ended August 31, 2006 were $4.8 billion, compared to $3.3 billion for the fiscal year ended August 31, 2005, an increase of 46%.
     Shaw’s backlog totaled $9.1 billion as of August 31, 2006, a new record and an increase of $2.4 billion from the August 31, 2005 backlog of $6.7 billion. Approximately $4.1 billion, or 45%, of the backlog is expected to be converted during the next 12 months. Nearly $4.4 billion, or 49%, of the backlog is comprised of projects for fossil fuel, nuclear and other power generating plants, and approximately $1.9 billion, or 20%, of the backlog is made up of the chemical industry projects. Approximately $2.8 billion, or 30%, of the backlog is in the environmental and infrastructure sector, primarily contracts with federal and other governmental agencies.
     J.M. Bernhard, Jr., Chairman and Chief Executive Officer of The Shaw Group Inc., said, “As we previously disclosed, our fourth-quarter 2006 financial results were negatively affected by charges on a domestic clean fuels project related to cost overruns for which payment is disputed by our customer. Notwithstanding those charges, our operating results were strong in every sector of our business. We continue to see this strength building over time, especially in our electricity generation business.”
     Mr. Bernhard continued, “As we look to the future, we believe nuclear power will be a key component for meeting the energy needs of our nation and the world. Our recent investment to become a 20% owner of Westinghouse Electric demonstrates our confidence in nuclear power and complements our nuclear services capabilities. We believe nuclear power will create significant opportunities for us — providing architect-engineer, design, procurement, construction and expansions and uprates for existing nuclear power plants, as well as new-build opportunities.”
     Mr. Bernhard concluded, “Lastly, our $9.1 billion backlog, another record, is 35% higher than last year and 57% higher than two years ago, reflecting the exceptional strength we have seen in the power and chemical process markets. What’s encouraging is that we still see strong growth possibilities ahead in these markets even after such exceptional performance over the past two years. We expect our revenues and financial performance will soon begin to reflect execution on several of these major projects.”
     The Shaw Group Inc. is a leading global provider of engineering, procurement, construction, technology, maintenance, fabrication, manufacturing, consulting, remediation, and facilities management services for government and private sector clients in the energy, chemical, environmental, infrastructure and emergency response markets. Headquartered in Baton Rouge, Louisiana, with over $4 billion in annual revenues, Shaw employs approximately 22,000 people at its offices and operations in North America, South America, Europe, the Middle East and the Asia-Pacific region. For further information, please visit Shaw’s website at www.shawgrp.com.

     The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for certain forward-looking statements. The statements contained herein that are not historical facts (including without limitation statements to the effect that the Company or its management “believes,” “expects,” “anticipates,” “plans,” or other similar expressions) and statements related to revenues, earnings, backlog, or other financial information or results are forward-looking statements based on the Company’s current expectations and beliefs concerning future developments and their potential effects on the Company. There can be no assurance that future developments affecting the Company will be those anticipated by the Company. These forward-looking statements involve significant risks and uncertainties (some of which are beyond our control) and assumptions and are subject to change based upon various factors. Should one or more of such risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary in material respects from those projected in the forward-looking statements. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. A description of some of the risks and uncertainties that could cause actual results to differ materially from such forward-looking statements can be found in the Company’s reports and registration statements filed with the Securities and Exchange Commission, including its Form 10-K and Form 10-Q reports, and on the Company’s web-site under the heading “Forward-Looking Statements”. These documents are also available from the Securities and Exchange Commission or from the Investor Relations department of Shaw. For more information on the company and announcements it makes from time to time on a regional basis visit our web site at www.shawgrp.com.
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REVENUE AND BACKLOG BY INDUSTRY AND GEOGRAPHY
(Fourth Quarter Ended August 31, 2006)
Revenue by Industry

	(In Millions)	Percentage
Environmental & Infrastructure	$418.8	36%
Energy	401.7	34
Chemical	312.8	27
Other Industries	41.2	3

Total	$1,174.5	100%

Revenue by Geography

	(In Millions)	Percentage
United States	$959.7	82%
Middle East	126.6	11
Asia/Pacific Rim	38.6	3
Europe	31.8	3
South America & Mexico	12.0	1
Canada	2.8	—
Other	3.0	—

Total	$1,174.5	100%

Backlog by Industry

	(In Millions)	Percentage

Environmental & Infrastructure	$2,765.1	30%
Energy
Nuclear Power	884.9	10
Fossil Fuel	3,319.5	37
Other Power	155.4	2
Chemical	1,857.8	20
Other Industries	92.9	1

Total	$9,075.6	100%

Backlog by Geography

	(In Millions)	Percentage
Domestic	$7,330.5	81%
International	1,745.1	19

Total	$9,075.6	100%

THE SHAW GROUP INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(Dollars in thousands, except per share amounts)

	Three Months Ended		Twelve Months Ended
	August 31		August 31
	2006	2005	2006	2005
Revenues	$1,174,538	$816,785	$4,775,615	$3,262,328
Cost of revenues	1,084,978	744,165	4,446,143	2,969,658

Gross profit	89,560	72,620	329,472	292,670
General and administrative expenses	64,192	50,271	226,244	190,252

Operating income	25,368	22,349	103,228	102,418
Interest expense	(5,798)	(2,542)	(19,059)	(29,225)
Interest income	1,604	1,782	5,877	5,571
Loss on retirement of debt	—	—	—	(47,772)
Foreign currency transaction gains (losses), net	(43)	505	(961)	919
Other income (expense), net	(1,089)	5,577	(1,380)	6,870

	(5,326)	5,322	(15,523)	(63,637)
Income (loss) before income taxes, minority interest, earnings (losses) from unconsolidated entities and income (loss) from discontinued operations	20,042	27,671	87,705	38,781
Provision (benefit) for income taxes	1,389	9,940	20,540	17,784

Income (loss) before minority interest, earnings (losses) from unconsolidated entities and income (loss) from discontinued operations	18,653	17,731	67,165	20,997
Minority interest	(5,526)	(1,718)	(15,680)	(7,243)
Earnings (losses) from unconsolidated entities, net of taxes	839	1,066	1,513	3,809

Income (loss) from continuing operations	13,966	17,079	52,998	17,563

Income (loss) from discontinued operations, net of taxes:
Income (loss) from operations	10	(271)	(1,144)	(1,943)
Gain (impairment) of discontinued operations	(1,004)	356	(1,004)	356

Income (loss) from discontinued operations, net of taxes	(994)	85	(2,148)	(1,587)

Net income (loss)	$12,972	$17,164	$50,850	$15,976

Net income (loss) per common share:
Basic:
Income (loss) from continuing operations	$0.17	$0.22	$0.68	$0.25
Income (loss) from discontinued operations, net of taxes	(0.01)	—	(0.03)	(0.02)

Net income (loss)	$0.16	$0.22	$0.65	$0.23

Diluted:
Income (loss) from continuing operations	$0.17	$0.22	$0.66	$0.25
Income (loss) from discontinued operations, net of taxes	(0.01)	—	(0.03)	(0.02)

Net income (loss)	$0.16	$0.22	$0.63	$0.23

Weighted average shares outstanding:
Basic	79,218	77,737	78,791	68,673
Diluted:
Stock options	699	1,064	1,168	921
LYONs Convertible Debt	10	—	10	—
Restricted stock	349	249	320	198

Total	80,276	79,050	80,289	69,792